As Filed with the Securities and Exchange Commission on December 1, 2000
                                                       Registration No.333-_____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------
                                    Form S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------

                           NAPRO BIOTHERAPEUTICS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

         Delaware                             2833                     84-1187753
(State or Other Jurisdiction of    (Primary Standard Industrial     (I.R.S. Employer
Incorporation or Organization)     Classification Code Number)    Identification No.)

                             6304 Spine Road, Unit A
                             Boulder, Colorado 80301
                            Telephone: (303) 516-8500
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

Gordon H. Link, Jr.                                  Copies to:
Chief Financial Officer                         Francis R. Wheeler, Esq.
6304 Spine Road, Unit A                         Holme Roberts & Owen LLP
Boulder, Colorado 80301                         1700 Lincoln, Suite 4100
Telephone: (303) 530-8500                       Denver, Colorado  80203
Telecopier: (303) 530-1296                      Telephone:  (303) 861-7000
(Name, Address, Including Zip Code,             Telecopier:  (303) 866-0200
  and Telephone Number,
Including Area Code, of Agent for Service)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                           --------------------------




                                               CALCULATION OF REGISTRATION FEE



Title of Each
Class of                               Proposed Maximum    Proposed Maximum    Amount of
Securities to be      Amount to be     Offering Price      Aggregate           Registration
Registered            Registered       Per Share (2)       Offering Price      Fee (2)
                                                           (2)
Common Stock, par    2,213,334         $7.0625             $15,631,671         $4,127
value $.0075 per
share (1)


----------------------------- -------------------- ----------------------------  --------------------------- ---------------------

(1) Includes rights under our Rights Agreement dated as of November 8, 1996 with American Stock Transfer and Trust Company.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, based upon the average high and low trading price of our common stock reported in the Nasdaq National Market on November 30, 2000 in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

================================================================================

PROSPECTUS


                                2,213,334 Shares

                           NaPro Biotherapeutics, Inc.

                                  COMMON STOCK

     The selling stockholders identified in this prospectus may sell up to 2,213,334 shares of our common stock.

     Our common stock is traded on the Nasdaq National Market under the symbol "NPRO". The last reported sale price of our common stock on the Nasdaq National Market on November 30, 2000 was $7.0625 per share.


     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 4.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                 The date of this Prospectus is December 1, 2000

                                Table of Contents


                                                                            Page

The Company..................................................................3

Recent Developments..........................................................3

Risk Factors.................................................................4

Use Of Proceeds.............................................................11

Special Note Regarding Forward-Looking Statements...........................11

Selling Stockholders........................................................13

Plan Of Distribution........................................................14

Legal Matters...............................................................15

Experts.....................................................................15

Where You Can Find More Information.........................................16

Documents Incorporated by Reference.........................................16

     You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.


                                   THE COMPANY

     We are a natural product pharmaceutical company focused primarily on the development, manufacture and commercialization of cancer chemotherapeutic agents and related technologies. Natural product substances have been, and continue to be, the primary source of new chemotherapeutic anti-cancer agents, especially compounds that exert their anti-cancer activity by novel mechanisms of action. Our lead product is paclitaxel, a naturally occurring chemotherapeutic anti-cancer agent found in certain species of yew trees, Taxus.

     We are actively engaged in evaluating the in-licensing or purchase of potential new products or technologies or both, either derived from natural products or otherwise. We are also working internally on several classes of compounds and on targeted delivery technology, some of which have in vitro and in vivo activity as anti-tumor agents. We are in active discussions with third parties and remain committed to the diversification of our business through the acquisition and development of new technologies, products and compounds.

     We are a Delaware corporation with our principal executive offices located at 6304 Spine Road, Unit A, Boulder, Colorado 80301, and our telephone number is
(303) 516-8500.


                               RECENT DEVELOPMENTS

     On November 16, 2000, we closed a private placement of $17.5 million of our common stock with certain of the selling stockholders whose shares are being offered by this prospectus. The selling stockholders paid $8.75 per share in the private placement. The last sale price of the common stock on November 16, 2000, as reported on the Nasdaq National Market, was $10.25. Net proceeds of the private placement were $16.4 million.

     In November, 2000, we licensed gene alteration technology relating to the use of proprietary oligonucleotides (DNA fragments) designed to precisely alter genes in humans, animals, plants, viruses and microbes. The license agreements are cancelable by us at any time and provide for research and patent funding commitments and payments in our common stock. Payments over the first year of the agreements are expected to total about $350,000 in research funding and 100,000 shares of common stock.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully by potential investors in evaluating an investment in the shares of common stock. See "Special Note Regarding Forward-Looking Statements" for additional factors relating to forward-looking statements.


WE HAVE INCURRED SUBSTANTIAL EXPENSE FOR RESEARCH AND DEVELOPMENT RELATED TO CLINICAL TRIALS, IMPROVING MANUFACTURING PROCESSES AND OTHER DEVELOPMENT ACTIVITY AND, ACCORDINGLY, HAVE INCURRED SIGNIFICANT OPERATING LOSSES; SUCH LOSSES ARE EXPECTED TO CONTINUE.

     We experienced operating losses of approximately $10.8 million and $13.4 million for the years ended December 31, 1999 and 1998. For the nine months ended September 30, 2000, we recorded an operating loss of $11.8 million, resulting in an accumulated deficit of $64.7 million. We expect that we will continue to have a high level of operating expense and will be required to make significant up-front expenditures in connection with our biomass procurement, product development and research and development activities. We anticipate that operating losses will continue until such time, if ever, as we are able to generate sufficient revenue to support our operations.


OUR PROSPECTS FOR SUCCESS ARE PRIMARILY DEPENDENT ON A SINGLE PRODUCT,
PACLITAXEL.

     Since inception, the majority of our resources have been directed toward the development and manufacture of paclitaxel. We have devoted our efforts to the development and implementation of our proprietary EIPTM technology and the development of our proprietary semisynthetic method for producing our paclitaxel. We currently have no other drugs in clinical trials and have conducted very limited investigation into additional product possibilities. We cannot predict when, if ever, we will identify or successfully develop any additional product candidates and any additional products. We are exclusively dependent on the sales of paclitaxel for revenue for the foreseeable future. We cannot assure that our paclitaxel will receive the necessary regulatory approvals, prove safe and effective, be capable of being produced in commercial quantities at acceptable cost or be successfully marketed by the strategic partners in the oncological market. The failure of our paclitaxel to achieve any of the foregoing would have a material adverse effect on us and could result in us being forced to discontinue operations.


WE HAVE ENTERED INTO LONG-TERM AGREEMENTS WITH ABBOTT LABORATORIES AND F.H. FAULDING & CO. LTD. AND OUR SUCCESS WITH PACLITAXEL WILL BE LARGELY DEPENDENT UPON THEIR EFFORTS.

     Under long-term agreements, Abbott and Faulding have assumed control of the clinical and regulatory development and commercialization of our paclitaxel in their respective territories, including conducting clinical trials and preparing and filing regulatory submissions. As a result, our future growth and profitability from the United States market will depend upon the successful completion of a joint drug development program with Abbott and regulatory and marketing approval of our paclitaxel by the Food and Drug Administration followed by Abbott's successful marketing of the product and from markets other than United States, Europe and Japan on the success of Faulding in obtaining regulatory approvals and marketing paclitaxel. Although our paclitaxel is currently approved for commercial sale by Faulding in Australia and other countries in the Middle East, Latin America and Asia, and Faulding is seeking approval in other countries in our defined territory, our paclitaxel may not receive regulatory approvals in the primary world markets, including the United States and Europe, for as much as two years, if at all.

WE HAVE LIMITED INDEPENDENT CAPABILITIES IN CLINICAL AND REGULATORY DEVELOPMENT AND MARKETING OF PHARMACEUTICALS AND ARE THEREFORE DEPENDENT ON OUR STRATEGIC PARTNERS.

     We have limited independent clinical testing and marketing capabilities and experience and it is unlikely that we could achieve a sufficient independent level of such capabilities and experience in the short or medium term. If either of the agreements with the strategic partners were to be terminated, we cannot assure that we would be able to enter into new, comparable agreements, or establish our own marketing and sales force to market our paclitaxel effectively on a global basis and compete with Bristol-Myers Squibb Company and others, any of which would have a material adverse effect on our business, financial condition and results of operations. The agreements with our strategic partners are subject to termination under various circumstances. Faulding may terminate its agreement with us upon the occurrence of certain events. Abbott may terminate its agreement with us at any time with or without cause. If either of the strategic partners terminates or breaches its agreement, such termination or breach would have a material adverse effect on us and could result in us being forced to discontinue operations. Sales of our paclitaxel to the strategic partners constituted virtually all of our revenue during the year ended December 31, 1999 and we expect that sales to and fees from the strategic partners will continue to constitute substantially all of our revenue for the foreseeable future.


WE DO NOT CURRENTLY HAVE A MARKETING PARTNER FOR EUROPE OR JAPAN; WE MAY SEEK TO SECURE EUROPEAN MARKETING APPROVALS ON OUR OWN IF WE ARE UNABLE TO SECURE A EUROPEAN PARTNER SOON.

     We are actively pursuing additional partners to assist in the development and marketing of our paclitaxel in Europe and Japan, but we cannot assure that we will be able to secure any such partners. If we are unable to secure a licensing or distribution partner in Europe, we pursue European marketing approval on our own with the risk that such approval may not be obtained or may be delayed. Failure to have strategic partners for the marketing and distribution of paclitaxel in Japan and Europe could substantially limit the world-wide market for our paclitaxel and would have a material adverse affect on our prospects.


ALTHOUGH WE HAVE CONSTRUCTED AND CURRENTLY OPERATE A MANUFACTURING FACILITY IN THE UNITED STATES, WE HAVE LIMITED EXPERIENCE IN PRODUCING PACLITAXEL IN LARGE-SCALE COMMERCIAL QUANTITIES ADEQUATE TO SUPPORT SALES IN A MAJOR MARKET.

     Since inception, we have produced our paclitaxel only in quantities necessary for research and clinical trials and for limited commercial sales by Faulding. We do not currently have sufficient trained staff necessary to manufacture paclitaxel in large-scale commercial quantities. In order to increase our capacity to manufacture paclitaxel, we are currently developing a semisynthetic process. If we successfully develop a semisynthetic process and receive the required regulatory approvals, we intend to construct a semisynthetic manufacturing facility or outsource semisynthetic manufacturing. We cannot assure, however, that our manufacturing facilities will be adequate to supply the strategic partners' commercial long-term needs. In addition, we cannot assure that we will receive the necessary regulatory approvals for our manufacturing facilities or processes or those of outsourced vendors. The success of our manufacturing facilities will depend upon our ability to successfully adapt our EIP(TM) technology for large-scale commercial production of paclitaxel. The adaptation of such technologies to accommodate increased production volumes may result in significant expense and is subject to numerous risks, including unanticipated problems and delays. We cannot assure that we will successfully adapt our EIP(TM) technology to large-scale commercial production on a timely basis, if at all. Also, we cannot assure that we will be able to achieve at our facilities the product yields and operating efficiencies necessary to produce our paclitaxel at a competitive cost.

Our failure to adapt our technology for large-scale commercial production and to establish and successfully operate large-scale commercial manufacturing facilities at a competitive cost would have a material adverse effect on us. In addition, although we perform some of our own procedures for isolation and purification of paclitaxel and other taxanes, we had from 1996 to 1998 a contract with a third party for the extraction of crude paclitaxel and other taxanes from yew biomass. We have constructed our own extraction facility, but we cannot assure that the facility will receive the necessary regulatory approvals. Our failure to obtain regulatory approval for our extraction facility on a timely basis in order to meet our supply obligations to the strategic partners would have a material adverse effect on us.


THE PRODUCTION AND MARKETING OF OUR PACLITAXEL AND OUR RESEARCH AND DEVELOPMENT ACTIVITIES ARE SUBJECT TO EXTENSIVE REGULATION BY MANY GOVERNMENTAL AUTHORITIES IN THE UNITED STATES AND OTHER COUNTRIES; FAILURE TO OBTAIN NECESSARY APPROVALS COULD DELAY OR PREVENT MARKETING OF OUR PRODUCTS.

     In the United States, drugs are subject to regulation by the FDA. The Federal Food, Drug and Cosmetic Act, and the regulations promulgated under the Act, and other federal and state statutes and regulations govern, among other things, the testing, manufacture, quality, safety, efficacy, labeling, storage, advertising and promotion of pharmaceutical products. Product development within this regulatory framework takes a number of years and involves the expenditure of substantial resources. The marketing of drugs in the United States may not begin without FDA approval. We cannot be certain that we will obtain necessary regulatory approvals in the United States or other countries. Failure to obtain those approvals could delay or prevent marketing of our products.


WE HAVE NO EXPERIENCE IN RESEARCH AND DEVELOPMENT OF PHARMACEUTICALS USING THE GENE ALTERATION TECHNOLOGY THAT WE RECENTLY LICENSED, OUR EFFORTS IN DEVELOPING THAT TECHNOLOGY MAY BE UNSUCCESSFUL AND WE MAY BE EXPOSED TO ADDITIONAL RISKS ASSOCIATED WITH THE DEVELOPMENT OF SUCH TECHNOLOGY.

     Most of our experience with drug development is with oncology in general and paclitaxel in particular. While our commitment during the first year of the licensing agreement for the gene alteration technology is limited, it could expand significantly thereafter, diverting our available capital and management resources from our primary area of expertise. That, in turn, could have a material adverse effect on our drug development activities in the oncology field. Moreover, expansion of our drug development activities using gene alteration technology would result in risks associated with such technology becoming significant for us, including risks that the technology may never be commercialized, that adverse events in the field of gene therapy could negatively impact regulatory approval or public perception of potential products, that we could not cost effectively commercialize potential products and that we may be unable to obtain rights to other technologies necessary to further develop the gene alteration technology.


THE PHARMACEUTICAL INDUSTRY IS AN EXPANDING AND RAPIDLY CHANGING INDUSTRY CHARACTERIZED BY INTENSE COMPETITION FOR PRODUCT SALES, FINANCING, EXECUTIVE TALENT AND INTELLECTUAL PROPERTY.

     We compete with all entities developing and producing therapeutic agents for cancer treatment, many of whom have much greater capital resources and research and development capabilities. Within the paclitaxel segment of the industry, the success of competitors in entering the market for paclitaxel may reduce our potential market share and reduce the price of our paclitaxel, each of which could have a material adverse effect on us. In addition, regulatory approvals and marketing are being handled exclusively by our strategic partners, Abbott and Faulding, within their respective territories. Although we believe Abbott and Faulding have capable drug development and marketing abilities, we cannot assure that they will be capable or effective in gaining additional regulatory approvals on a timely basis, if at all, or be able to compete effectively with existing or new competitors within their territories.

     Many of our competitors, most notably Bristol, Aventis and IVAX Corporation, have substantially greater capital resources, research and development capabilities, manufacturing and marketing resources and experience than we do. We expect Bristol to compete intensely to maintain its dominance of the paclitaxel market, including pursuit of an aggressive patent strategy. Our competitors may succeed in developing products that are more effective or less costly than any that we may be developed and may gain regulatory approval before we do. Many companies and research institutions are also seeking means to obtain paclitaxel and taxanes from renewable biomass components of yew trees and other sources in order to increase paclitaxel yields, avoid environmental concerns and reduce the cost of biomass. In addition, we are aware of several potential competitors that have developed and patented or are developing various processes for producing paclitaxel and paclitaxel-related substances semisynthetically, which may allow such competitors to produce a low-cost paclitaxel. The discovery by a third party of a cost-effective means to fully synthesize paclitaxel in commercial quantities or the manufacture of taxane derivatives or analogs that are more effective than paclitaxel in treating cancer could have a material adverse effect on us.


OUR SUCCESS DEPENDS, IN PART, ON OUR ABILITY TO OBTAIN PATENTS, MAINTAIN TRADE SECRET PROTECTION AND OPERATE WITHOUT INFRINGING ON THE PROPRIETARY RIGHTS OF THIRD PARTIES.

     Where appropriate, we seek protection of our proprietary technology by applying for patents in the United States and abroad. We own patents and patent applications in the United States and in other countries. Additionally, we have obtained licenses from third parties to use their proprietary technology, for which patent applications have been filed in the United States and in certain other areas of the world. We expect to make such additional filings as we believe appropriate. The majority of these patents and applications relate to certain paclitaxel formulations, methods of administration or uses of paclitaxel or both, paclitaxel analogs and related compounds, and methods for paclitaxel and taxane manufacture. We cannot assure that either our or our licensors' existing patent applications will become issued patents or that, if issued, the coverage claimed in the applications will not be significantly reduced prior to issuance. We cannot assure that we will be able to obtain any necessary or desired additional licenses to patents or technologies of others or that we will be able to develop our own additional patentable technologies. In addition, we cannot assure that future patents issued to us, if any, will provide us with competitive advantages, that products or processes covered by such patents will not be challenged as infringing upon the patents or proprietary rights of others or that any such patents will not be invalidated, or that the patents or proprietary rights of others will not have a material adverse affect on our ability to do business.

     Much of our proprietary technology, including much of our EIP(TM) technology, is not protected by patents and is held by us as trade secrets. Our success will depend in part on our ability to protect the trade secrets relating to extracting, isolating and purifying paclitaxel as well as to other technology. We rely on proprietary know-how and confidential information and employ various methods, such as entering into confidentiality and non-compete agreements with our employees and with third parties to whom we divulge proprietary information, to protect the processes, concepts, ideas and documentation associated with our technologies, including our paclitaxel production process. These methods may afford incomplete protection and we cannot assure that we will be able to protect adequately our trade secrets or that other companies will not acquire information that we consider to be proprietary. The inability to maintain our trade secrets for our exclusive use could have a material adverse effect on us.

     We are aware of competitors and potential competitors who are pursuing patent protection for various aspects of the extraction, preparation, formulation, administration and production of natural, semisynthetic and synthetic paclitaxel. If our technology, products or activities are deemed to infringe the rights of others, we could be subject to damages or prevented from using such technology, or we could be required to obtain licenses to use such technology. We cannot assure that any such licenses would be made available on terms acceptable to us, if at all. If we were unable to obtain such licenses or were prevented from using our technology, it could encounter significant delays in product market introductions while it attempted to design around the patents or rights infringed, or could find the development, manufacture or sale of products to be foreclosed, any of which would likely have a material adverse effect on us. In addition, we could experience a loss of revenue and may incur substantial cost in defending ourselves and indemnifying Faulding or Abbott in patent infringement or proprietary rights violation actions brought against them. We may also incur substantial cost in asserting claims against third parties to prevent the infringement of our patents and proprietary rights by others. Participation in such infringement proceedings may have a material adverse effect on us, even if the eventual outcome is favorable.


OUR CAPITAL REQUIREMENTS HAVE BEEN AND WILL CONTINUE TO BE SIGNIFICANT; WE MAY BE UNABLE TO RAISE SUFFICIENT FUNDS AND RAISING SUCH FUNDS MAY HAVE ADVERSE CONSEQUENCES.

     Pharmaceutical development is a costly and time consuming process. The amount and timing of future capital expenditures will depend upon numerous factors, including:

o    the cost of manufacturing scale-up for paclitaxel
o    the cost of development of new products and technologies
o    the cost of manufacturing resources for new products and technologies
o    the nature of our relationship with our strategic partners
o    the establishment of additional strategic relationships
o    the progress of our research and development programs
o    the magnitude and scope of these activities
o the cost of preparing, filing, prosecuting, maintaining and enforcing patent claims and other intellectual property rights
o    competing technological and marketing developments
o    changes in or terminations of existing strategic relationships

We are actively pursuing additional partners to assist in the development and marketing of our products, and may seek other forms of long-term financing should such financing become available on acceptable terms. We may need to attract substantial amounts of capital and cannot assure that we will be able to do so.

     Depending on the factors described above, we may need to raise substantial additional funds. If additional funds are raised by issuing equity securities, further dilution to stockholders will result. Debt financing, if available, may involve restrictive covenants. If adequate funds are not available, we may obtain funds through arrangements with strategic partners or others that may require us to relinquish rights to certain of our technologies, any one of which could have a material adverse effect on our operations. Our failure to raise capital when needed would have a material adverse effect on our business, financial condition and results of operations, and could result in us being forced to reduce or discontinue our operations.


A SUBSTANTIAL PORTION OF OUR REVENUE IS SUBJECT TO THE RISKS ASSOCIATED WITH FOREIGN BUSINESS.

     For the year ended December 31, 1999, sales of our paclitaxel into foreign markets accounted for approximately 68% of our revenue. We anticipate that a significant portion of our revenue will continue to be derived from sales of our products in foreign markets through at least the year ending December 31, 2001. A substantial portion of our revenue and operations will thus continue to be subject to the risks associated with foreign business, including economic or political instability, shipping delays, changes in foreign regulatory laws governing sales of drugs, fluctuations in foreign currency exchange rates and various trade restrictions, all of which could have a significant impact on our ability to deliver products on a competitive and timely basis. Future imposition of, or significant increases in, the level of customs duties, export quotas, drug regulatory restrictions or other regulatory or trade restrictions could have a material adverse effect on us.


OUR BUSINESS EXPOSES US TO POTENTIAL PRODUCT LIABILITY RISKS THAT ARE INHERENT IN THE TESTING, MANUFACTURING, MARKETING AND SALE OF THERAPEUTIC PRODUCTS.

     While we will continue to take precautions that we deem appropriate, we cannot assure that we will be able to avoid significant product liability exposure. Pursuant to the agreements with Abbott and Faulding, we are required to indemnify the strategic partners for any defect in the our paclitaxel that is shipped to Abbott or Faulding. Under such agreements, we will be indemnified by the strategic partners against certain product liability claims brought against us to the extent such liability is a result of actions by the strategic partners once they receive our paclitaxel from us. We currently maintain product liability insurance in the amount of $5.0 million per policy year. Product liability insurance for the pharmaceutical industry, however, generally is expensive, to the extent it is available at all. We cannot assure that we will be able to maintain such insurance on acceptable terms, that we will be able to secure increased coverage as the commercial approval process for our paclitaxel progresses or that our insurance policy will provide adequate protection against potential claims. A successful claim brought against us in excess of our insurance coverage or a product recall could have a material adverse effect on our business, results of operations and financial condition.


WE ARE HIGHLY DEPENDENT UPON THE SERVICES OF OUR SENIOR EXECUTIVES AND CERTAIN KEY SCIENTIFIC PERSONNEL, PARTICULARLY OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER, LEONARD P. SHAYKIN, AND OUR VICE CHAIRMAN AND PRESIDENT, STERLING K. AINSWORTH.

     We maintain a key-man life insurance policy on the life of Dr. Ainsworth in the amount of $3.0 million. Although we have entered into employment contracts with Mr. Shaykin, Dr. Ainsworth, and certain other of our senior executives that expire in October 2001, the loss of the services of any of these senior executives or other of our key employees could have a material adverse affect on our business, financial condition and results of operations. In addition, Mr. Shaykin serves us on a part- time basis and has obligations that could divert his attention from our affairs to our detriment.


OUR EXECUTIVE OFFICERS AND DIRECTORS BENEFICIALLY OWNED APPROXIMATELY 14% OF THE COMMON STOCK, AND THREE INSTITUTIONAL INVESTORS EACH BENEFICIALLY OWNED MORE THAN 5% OF THE COMMON STOCK AS OF SEPTEMBER 2000.

     If such stockholders were to act in concert with respect to our operations, they would be in a position generally to substantially influence our affairs. In addition, Dr. Hayes, one of our directors, receives compensation for consulting services provided to us, and MediScience Associates, of which Dr. Hayes, one of our directors, is president, provides consulting services to us. We cannot assure that conflicts of interest will not arise with respect to the foregoing or that such conflicts will be resolved in a manner favorable to us.

CERTAIN PROVISIONS OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, BYLAWS AND SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW COULD DISCOURAGE POTENTIAL ACQUISITION PROPOSALS AND COULD DELAY OR PREVENT A CHANGE IN CONTROL.

     Our board of directors, without further stockholder approval, may issue blank check preferred stock that could have the effect of delaying or preventing a rapid change in control of us as well as adversely affecting the voting power of the holders of common stock, including the loss of voting control to others. In addition, our Certificate of Incorporation and Bylaws provide for a classified board of directors consisting of three classes of directors serving staggered terms. Our directors may be removed only for cause by stockholders holding not less than 80% of the shares entitled to elect the director or directors whose removal is sought.

     We have adopted a stockholder rights plan having both "flip-in" and "flip-over" provisions. Existing stockholders as of a selected record date received the right to purchase a fractional share of preferred stock at a purchase price of $60 for each share of common stock held. For the "flip-in provision," the rights would become exercisable only if a person or group acquires beneficial ownership of 20% or more of the outstanding common stock. In that event, all holders of rights other than the person or group who acquired the threshold percentage of 20% or more would be entitled to purchase shares of common stock at a substantial discount to the then current market price. This right to purchase common stock at a discount would be triggered as of specified number of days following the passing of the threshold percentage. For the "flip-over" provision, if we were acquired in a merger or other business combination or transaction, the holders of such rights would be entitled to purchase shares of the acquiror's common stock at a substantial discount.

     In addition, employment agreements with our senior executives provide for continuation of salary and other benefits in the event employment is terminated under certain circumstances, including a change of control of us.

INVESTORS PURCHASING COMMON STOCK WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION.

     The current market price for the common stock is substantially higher than the current adjusted net tangible book value per share of common stock. Therefore, investors purchasing shares (at current market prices) will incur immediate and substantial dilution.


THE MARKET PRICE OF THE COMMON STOCK HAS BEEN, AND WILL LIKELY CONTINUE TO BE, VOLATILE.

     Factors such as our financial results, introduction of new products by us or our competitors, results of clinical trials, government regulations, changes in reimbursement policies, developments in patent and other proprietary rights, developments in our relationships with strategic partners, public concern as to the safety and efficacy of paclitaxel and various factors affecting the biotechnology or pharmaceutical industries generally, may have a significant impact on the market price of the common stock. Additionally, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies (particularly of small and emerging growth companies, the common stock of which trade on the Nasdaq Stock Market) have experienced wide price fluctuations that have not necessarily been related to the operating performance of such companies. An increase in the number of shares of common stock that may become available for sale in the public market may adversely affect the market price prevailing from time to time of the common stock in the public market and could impair our ability to raise additional capital through the sale of our equity securities.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares by the selling stockholders.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      When used in this prospectus, the words "expects," "anticipates," "estimates," "plans," and similar expressions are intended to identify forward-looking statements. These forward-looking statements may include, among others:

o statements concerning our plans, objectives and future economic prospects, such as matters relative to seeking and obtaining additional strategic partners and developing or acquiring new products
o the availability of patent and other protection for our intellectual property
o    the completion of clinical trials and regulatory filings
o    the prospects for and timing of regulatory approvals
o    the need for and availability of additional capital
o    the amount and timing of capital expenditures
o    the timing of product introductions and revenue
o    the availability of raw materials
o    prospects for future operations and the success of our products
o other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts

     The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following:

o    adverse economic and general business conditions
o    competition from existing and new producers of paclitaxel and other drugs
o    technological advances in cancer treatment and drug development
o    the ability to obtain rights to technology
o    the ability to obtain and enforce patents
o    the ability to maintain trade secrets
o the ability to obtain raw materials and commercialize manufacturing processes
o the effectiveness of our paclitaxel and other pharmaceuticals developed by us in treating disease
o    the results of clinical studies
o    the results of research and development activities
o    the ability to purchase or license new products or technologies
o    the successful development of new products or technologies
o    the business abilities and judgment of our management and other personnel
o    the availability of qualified personnel generally
o the ability of contract manufacturers to perform adequately under anticipated contracts
o    changes in and compliance with governmental regulations
o the decision-making processes of regulatory agencies the effect of capital market conditions and other factors on capital availability for us and other biopharmaceutical companies
o the ability of strategic partners to perform their obligations under their existing agreements with us
o our ability to perform our obligations under our existing agreements with strategic partners
o our ability to establish relationships with capable strategic partners to develop and market our paclitaxel in the territories not covered by the agreements with existing strategic partners
o the effect on our revenue, cash flow and earnings from foreign exchange rate fluctuations
o    other factors referenced in this prospectus

     The forward-looking statements included in this report represent our view as of the date of this report, and the reader should not assume that the statements made herein remain accurate at any future date. We do not intend to update these statements and undertake no duty to any person to make any update under any circumstance.


                              SELLING STOCKHOLDERS

     A total of up to 2,213,334 shares of our common stock are being offered by the selling stockholders. 2,000,000 of the shares were purchased from us in a private placement that closed on November 16, 2000; 100,000 of the shares are subject to an unexercised warrant delivered to the placement agent in the private placement; 13,334 of the shares are subject to an unexercised warrant issued in 1993; and 100,000 of the shares were acquired from us in an unrelated transaction in exchange for a license of certain gene alteration technology. We have filed with the Commission, under the Securities Act, a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the shares from time to time as described below under "Plan of Distribution."

     The number of shares shown in the following table as being offered by the selling stockholders are included in the registration statement of which this prospectus forms a part.

                                     Number of                       Number of         Percentage
                                     Shares            Number of     Shares            of Class
                                     Beneficially      Shares        Beneficially      Owned
Name of                              Owned Prior       Being         Owned After       After
Selling Stockholder                  to Offering       Offered       Offering          Offering
-------------------                  -----------       -------       --------          --------
Gryphon Master Fund, LP               302,100           300,000         2,100              *
KCM Biomedical, LP                    226,500           226,500             0              *
KCM Biomedical Offshore Fund,          20,300            20,300             0              *
Ltd
The FMG Bio-Med Hedge Fund Ltd          3,200             3,200             0              *
State of Wisconsin Investment       2,164,500           600,000     1,564,500           6.0%
Board
S.A.C. Capital Associates, LLC        370,000            20,000       350,000           1.0%
SDS Merchant Fund, LP                 100,000           100,000             0              *
Narragansett I, LP                     78,000            78,000             0              *
Narragansett Offshore, Ltd.           122,000           122,000             0              *
Edward O. Thorp & Associates, LP      200,000           200,000             0              *
North Olmsted Partners, LP             60,700            50,000        10,700              *
Lancaster Investment Partners,        100,000           100,000             0              *
LP
Rainbow Trading Corporation            40,000            40,000             0              *
BioCapital Investments, LP            100,000           100,000             0              *
Ascend Offshore Fund, Ltd.             28,000            28,000             0              *
Ascend Partners, LP                    12,000            12,000             0              *
Stonegate Securities, Inc.            100,000           100,000             0              *
Arthur D. Harrison                     22,334            13,334         9,000              *
University Of Delaware                 73,875            73,875             0              *
Thomas Jefferson University            14,250            14,250             0              *
Samuel Roberts Noble Foundation        11,875            11,875             0              *
--------------
* Less than 1%.

                              PLAN OF DISTRIBUTION

     The selling stockholders' shares may be offered and sold from time to time at the discretion of the selling stockholders on the Nasdaq National Market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale hereunder. The selling stockholders' shares may be sold by one or more of the following methods including, without limitation:

         o a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction

         o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus

         o ordinary brokerage transactions and transactions in which the broker solicits purchases

         o face-to-face transactions between sellers and purchasers without a broker/dealer.

     In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. These brokers or dealers may receive commissions or discounts from selling stockholders in amounts to be negotiated. These brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them, and the pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of default, be deemed to be selling stockholders hereunder. In addition, a selling stockholder may, from time to time, sell short our common stock, and in such instances, this prospectus may be delivered in connection with such short sales and the shares offered hereby may be used to cover such short sales.

     Sales of selling stockholders' shares may also be made pursuant to Rule 144 under the Securities Act, where applicable. The selling stockholders' shares may also be offered in one or more underwritten offerings, on a firm commitment or best efforts basis. We will receive no proceeds from the sale of the selling stockholders' shares by the selling stockholders. The shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the selling stockholders or by agreement between a selling stockholder and its underwriters, dealers, brokers or agents.

     To the extent required under the Securities Act, the aggregate amount of selling stockholders' shares being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder or purchasers of selling stockholders' shares or both, for whom they may act. In addition, sellers of selling stockholders' shares may be deemed to be underwriters under the Securities Act, and any profits on the sale of selling stockholders' shares by them may be deemed to be discount commissions under the Securities Act. Selling stockholders may have other business relationships with us and our subsidiaries or affiliates in the ordinary course of business.

     From time to time one or more of the selling stockholders may transfer, pledge, donate or assign selling stockholders' shares to lenders, family members and others and each of such persons will be deemed to be a "selling stockholder" for purposes of this prospectus. The number of selling stockholders' shares beneficially owned by those selling stockholders who so transfer, pledge, donate or assign selling stockholders' shares will decrease as and when they take such actions. The plan of distribution for selling stockholders' shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders hereunder.

     Including and without limiting the foregoing, in connection with distributions of the common stock, a selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with such selling stockholder. A selling stockholder may also enter into option or other transactions with broker- dealers that involve the delivery of the common stock to the broker-dealers, who may then resell or otherwise transfer such common stock. A selling stockholder may also loan or pledge the common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or upon a default may sell or otherwise transfer the pledged common stock.

     We are bearing all costs relating to the registration of the shares other than fees and expenses, if any, of counsel or other advisors to the selling stockholders in excess of an agreed threshold. Any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the shares will be borne by the selling stockholder selling such shares.

     We have agreed to indemnify some of the selling stockholders in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.


                                  LEGAL MATTERS

     Holme Roberts & Owen LLP, Denver, Colorado, has passed upon the validity of the shares of common stock on our behalf.


                                     EXPERTS

     The consolidated financial statements of NaPro BioTherapeutics, Inc. appearing in NaPro BioTherapeutics, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any materials we file with the Commission at the Commission's public reference rooms:


   450 Fifth Street, N.W.       500 West Madison Street   7 World Trade Center
   Room 1024                    14th Floor                Suite 1300
   Washington, D.C.             Chicago, Illinois         New York, New York


Please call the Commission at 1-800-SEC-0330 for more information on its public reference rooms. The Commission also maintains an Internet Website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

      We have filed with the Commission a registration statement, which contains this prospectus, on Form S-3 under the Securities Act of 1933. The registration statement relates to the common stock offered by the selling stockholders. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to the Company and the common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the registration statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the Commission, as described in the preceding paragraph.


                       DOCUMENTS INCORPORATED BY REFERENCE

      The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed. The documents we incorporate by reference are:

          1. Our Annual Report on Form 10-K for the year ended December 31, 1999 as amended by Form 10-K/A filed on May 1, 2000.

          2. Our Current report on Form 8-K filed on November 7, 2000.

          3. Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.

          4. Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.

          5. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

          6. The description of our common stock included in the Registration Statement on Form 8-A filed June 17, 1994, as amended on July 27, 1994;

          7. The description of our Rights to Purchase Class B Junior Participating Preferred Stock filed on Form 8-A filed November 26, 1996; and

          8. Our Definitive Proxy Statement for our 2000 Annual Meeting of Stockholders filed August 15, 2000.

      Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We will provide without charge to each person to whom this Prospectus is delivered, upon such person's written or oral request, a copy of any and all of the information that has been incorporated by reference into this Prospectus (not including exhibits to such information unless such exhibits are specifically incorporated by reference into such information). Any such request should be directed to NaPro BioTherapeutics, Inc., 6304 Spine Road, Unit A, Boulder, Colorado 80301. Telephone: (303) 530-8500, Attention: Investor Relations. Such information also is available at the Commission's site on the World Wide Web, the address of which is http://www.sec.gov.


                            ------------------------


      We have not authorized anyone to provide you with information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. The selling stockholders are offering to sell, and seeking offers to buy, only the shares of our common stock covered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of the shares.

                                     Part II


                     Information Not Required in Prospectus

Item 14.  Other Expenses of Issuance and Distribution.

         Expenses of the Registrant in connection with the issuance and distribution of the securities being registered under this Registration Statement are estimated to be as follows:

               Legal fees and expenses....... $ 7,000
               Accounting fees and expenses..   1,000
               Printing and engraving........   1,000
               Miscellaneous.................   1,000

                             Total........... $10,000

Item 15.  Indemnification of Directors and Officers

         Section 102(b)(7) of the Delaware General Corporation Law permits a Delaware corporation to limit the personal liability of its directors in accordance with the provisions set forth therein. The Certificate of Incorporation of the Registrant provides that the personal liability of its directors shall be limited to the fullest extent permitted by applicable law.

         Section 145 of the DGCL contains provisions permitting corporations organized thereunder to indemnify directors, officers, employees or agents against expenses, judgments and fines reasonably incurred and against certain other liabilities in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation.

         The Certificate of Incorporation and the Bylaws of the Registrant provide for indemnification of its directors and officers to the fullest extent permitted by applicable law. In addition, the Registrant maintains an officers and directors liability insurance policy. The Certificate of Incorporation limits the liability of our directors for monetary damages for breaches of directors' fiduciary duty of care. In addition, the Certificate of Incorporation requires us to indemnify our directors, officers, employees and agents serving at our request against expenses, judgments (including derivative actions), fines and amounts paid in settlement. This indemnification is limited to actions taken in good faith in the reasonable belief that the conduct was lawful and in or not opposed to our best interests. The Bylaws provide for the indemnification of directors and officers in connection with civil, criminal, administrative or investigative proceedings when acting in their capacities as agents for us. We have entered into indemnification agreements with each of our directors and executive officers pursuant to which we will agree to indemnify and hold harmless each director and executive officer to the full extent permitted or authorized by the DGCL. The foregoing may reduce the likelihood of derivative litigation against directors and executive officers and may discourage or deter stockholders or management from suing directors or executive officers for breaches of their duty of care, even though such an action, if successful, might otherwise benefit us and our stockholders.

Item 16.  Exhibits

         The following exhibits are filed pursuant to Item 601 of Regulation
S-K.

Exhibit
Number         Description of Exhibit

3.1 Amended and Restated Certificate of Incorporation of the Company, as amended August 2, 1996 (1)

3.2 Certificate of Amendment dated September 29, 1998 to the Amended and Restated Certificate of Incorporation of the Company (2)

3.3 Certificate of Amendment dated September 13, 2000 to the Amended and Restated Certificate of Incorporation of the Company

3.4            Certificate of Designation for Convertible Preferred Stock,
               Series A (3)

3.5 Certificate of Designation for Series B Junior Participating Preferred Stock (4)

3.6            Certificate of Designation of Series C Senior Convertible
               Preferred Stock (5)

3.7            Bylaws of the Company (6)

4.1            Common stock Certificate (6)

4.2 Rights Agreement dated as of November 8, 1996 between the Company and American Stock Transfer and Trust Company, as Rights Agent
               (7)

4.3 The Certificate of Incorporation and Bylaws of the Company are included as Exhibits 3.1 - 3.6

5.1 Opinion of Holme Roberts & Owen LLP regarding legality of securities being registered

23.1           Consent of Ernst & Young LLP
_________________________
(1) Incorporated herein by reference from the Company's Annual Report on Form 10-K filed with the Commission for the year ended December 31, 1996 (File No. 0-24320).

(2) Incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 0-24320).

(3) Incorporated herein by reference from the Company's Quarterly Report on Form 10-Q filed with the Commission for the quarter ended June 30, 1995 (File No. 0-24320).

(4) Incorporated herein by reference from the Company's November 8, 1996 Current Report Form 8-K (File No. 0-24320).

(5) Incorporated herein by reference from the Company's Registration Statement on Form S-3, filed on December 16, 1997 (File No. 333-42419).

(6) Incorporated herein by reference from the Registration Statement on Form S-1 of the Company, filed with the Commission on July 24, 1994 (File No. 33-78016).

(7) Incorporated herein by reference from the Registration Statement of the Company on Form 8-A, filed with the Commission on November 26, 1996 (File No. 0-24320).


Item 17.  Undertakings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the registrant of expenses incurred or paid by a director, officers or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   Signatures

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, as of December 1, 2000.

                                                  NaPro BioTherapeutics, Inc.

                                                  By: /s/ Gordon H. Link, Jr.
                                                         Gordon H. Link, Jr.
                                                         Chief Financial Officer


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.


Signatures                          Title                            Date


     *                     Chairman of the Board of           December 1, 2000
Leonard P. Shaykin         Directors, Chief Executive
                           Officer


     *                     Vice Chairman, President           December 1, 2000
Sterling K. Ainsworth,
Ph.D.


     *                     Executive Vice President,          December 1, 2000
Patricia A. Pilia, Ph.D.   Director


/s/ Gordon H. Link, Jr.    Vice President, Chief              December 1, 2000
Gordon H. Link, Jr.        Financial Officer
                           (Principal Financial Officer)


/s/ Robert L. Poley        Controller (Principal              December 1, 2000
Robert L. Poley            Accounting Officer)


     *                     Director                           December 1, 2000
Edward L.  Erickson


                           Director                           December  , 2000
Arthur H. Hayes, Jr. M.D.



     *                     Director                           December 1, 2000
Marc J. Ostro, Ph.D.

     *
The Honorable Richard N.
Perle                      Director                           December 1, 2000


     *
Robert E. Pollack, Ph.D.   Director                           December 1, 2000



* By: /s/ Gordon H. Link
         Gordon H. Link, Jr.,
         Attorney-in-Fact

                                  EXHIBIT INDEX
Exhibit
Number      Description of Exhibit

3.1 Amended and Restated Certificate of Incorporation of the Company, as amended August 2, 1996 (1)
3.2 Certificate of Amendment dated September 29, 1998 to the Amended and Restated Certificate of Incorporation of the Company (2)
3.3 Certificate of Amendment dated September 13, 2000 to the Amended and Restated Certificate of Incorporation of the Company
3.4         Certificate of Designation for Convertible Preferred Stock,
            Series A (3)
3.5 Certificate of Designation for Series B Junior Participating Preferred Stock (4)
3.6         Certificate of Designation of Series C Senior Convertible
            Preferred Stock (5)
3.7         Bylaws of the Company (6)
4.1         Common stock Certificate (6)
4.2 Rights Agreement dated as of November 8, 1996 between the Company and American Stock Transfer and Trust Company, as Rights Agent (7)
4.3 The Certificate of Incorporation and Bylaws of the Company are included as Exhibits 3.1 - 3.6
5.1 Opinion of Holme Roberts & Owen LLP regarding legality of securities being registered
23.1        Consent of Ernst & Young LLP
_________________________
(1) Incorporated herein by reference from the Company's Annual Report on Form 10-K filed with the Commission for the year ended December 31, 1996 (File No. 0-24320).
(2) Incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 0-24320).
(3) Incorporated herein by reference from the Company's Quarterly Report on Form 10-Q filed with the Commission for the quarter ended June 30, 1995 (File No. 0-24320).
(4) Incorporated herein by reference from the Company's November 8, 1996 Current Report Form 8-K (File No. 0-24320).
(5) Incorporated herein by reference from the Company's Registration Statement on Form S-3, filed on December 16, 1997 (File No. 333-42419).
(6) Incorporated herein by reference from the Registration Statement on Form S-1 of the Company, filed with the Commission on July 24, 1994 (File No. 33-78016).
(7) Incorporated herein by reference from the Registration Statement of the Company on Form 8-A, filed with the Commission on November 26, 1996 (File No. 0-24320).